[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.51

PARTNERSHIP AGREEMENT

BETWEEN

VAXGEN, INC.

AND

THE CHEMO-SERO-THERAPEUTIC RESEARCH INSTITUTE

(KAKETSUKEN)

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PARTNERSHIP AGREEMENT

          THIS PARTNERSHIP AGREEMENT (the “Agreement”), is entered into as of 1st December, 2003 (the “Effective Date”) by and between VAXGEN, INC., a Delaware corporation, having a principal place of business at 1000 Marina Boulevard, Brisbane, California 94005-1841 (“VaxGen”) and THE CHEMO-SERO THERAPEUTIC RESEARCH INSTITUTE (KAKETSUKEN), a Japanese Juridical Foundation having a principal place of business at 1-6-1 Okubo, Kumamoto-shi, Kumamoto 860-8568, Japan (“Kaketsuken”).  Kaketsuken and VaxGen may be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

          A.        VaxGen is a company engaged in the research, development, production and commercialization of products for the prevention or treatment of human infectious diseases;

          B.        Kaketsuken is an institute engaged in research, development, production and commercialization of vaccines and other healthcare products for the prevention and treatment of infectious diseases;

          C.        Kaketsuken has exclusive rights to a smallpox vaccine known as “LC16m8” developed by the former Chiba Institute.

          D.        Kaketsuken has initiated manufacture of LC16m8 in its own facilities and is currently engaged in manufacturing activities that will lead to the validation of such manufacture at these facilities (such vaccine known as “LC16-Kaketsuken”);

          E.        VaxGen desires, on an exclusive basis, to conduct such trials as may be necessary to obtain marketing approval of LC16m8 in the United States, with the purpose of achieving the rapid commercialization of LC16m8 in the United States, and also desires to commercialize the vaccine in certain areas outside the U.S.;

          F.        Kaketsuken desires to make available to VaxGen limited supplies of  LC-16-Kaketsuken to facilitate VaxGen’s program to obtain regulatory approval in the United States. Kaketsuken also desires to manufacture and supply bulk LC16-m8 for VaxGen’s use in producing Vaccine product in such formulation as is required for regulatory approval in the United States.  Subject to Section 6.6, Kaketsuken does not allow VaxGen or its agent or contractor to manufacture bulk LC16-m8 or bulk product derived from LC16;

          G.        The Parties have executed a letter of intent, dated as of January 9th, 2003, and as extended on May 29th 2003 and September 9th, 2003 with respect to the foregoing;

          H.        In connection with the activities described herein, Kaketsuken desires to grant to VaxGen, and VaxGen desires to obtain, certain license rights of first refusal and of exclusivity with respect to LC16m8 on the terms and conditions set forth in this Agreement; and

1.

          I.       The Parties desire to work in partnership toward the goal of rapid regulatory approval and broad commercialization of LC16m8 in the United States, and potentially elsewhere, as mutually agreed under the provisions of this Agreement, and to commit their best commercial efforts to such goal, including, but not limited to, increasing production capacity as necessary.

          NOW, THEREFORE, in consideration of the foregoing background and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

          The following terms, when capitalized, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) as used in this Agreement:

          1.1     “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such Party, but only for so long as such relationship exists.  “Control,” as used in this Section 1.1, means having the power to direct, or cause the direction of, the management and policies of any entity through ownership of voting securities.

          1.2     “Asia” means the countries and territories of the Eurasian land mass and its adjacent islands, separated from Europe by the Ural mountains, but not including Australasia.

          1.3     “BLA” means a Biologics License Application as defined in the FD&C Act and applicable regulations and guidelines promulgated thereunder.

          1.4     “Bulk Product” means the Vaccine in bulk form, prior to formulation, filling, finishing, packaging and labeling.

          1.5     “Calendar Year” means the period of time commencing on January 1 of a given year, and ending on December 31 of such year.

          1.6     “CDC” means the United States Centers for Disease Control and Prevention.

          1.7     “Chiba” means the former Chiba Institute owned by the Chiba Prefecture in Japan, the smallpox-related assets and rights of which were transferred to Kaketsuken.

          1.8     “Confidential Information” shall have the meaning set forth in Article 10.

          1.9     “Control” or “Controlled” means the right to grant a license or sublicense to intangible property rights (including patent rights, know-how and/or trade secret information), and the right to provide access to or cross-reference to regulatory filings, in each case to the extent not in violation of the terms of any agreement or other arrangement with any Third Party in existence as of the Effective Date.

2.

          1.10    “Cost of Sales” means the Direct Costs incurred by VaxGen, its Affiliates and sublicensees, whether incurred by VaxGen or its agents in the [ * ] of the Vaccine, and shall include:  (a) the costs to [ * ]; (b) the costs to [ * ];  (c) the costs to [ * ]; (d) the costs to [ * ]; (e) the costs [ * ].

          1.11    “Development Expenses” shall have the meaning set forth in Section 8.2(b).

          1.12    “Direct Costs” means [ * ] incurred in the direct [ * ] by a Party and/or by its agents at its behest, excluding [ * ].

          1.13    “Europe” means the countries, territories and islands of Europe west of the Dardanelles, Black Sea and Ural mountains.

          1.14    “FDA” means the United States Food and Drug Administration, or any successor agency.

          1.15    “FD&C Act” means the United States Federal Food, Drug and Cosmetics Act, as amended from time to time.

          1.16    “Field” means the use of the Vaccine for pre or post-exposure inoculation against smallpox, in any population for which the Vaccine is approved by the FDA, or other relevant Regulatory Agency.

          1.17    “Finished Product” means the Vaccine in finished, packaged and labeled form, and in such formulation as is required in order to obtain Regulatory Approval in the Territory.

          1.18    “First Commercial Sale” means the first commercial sale of the Vaccine in the Territory for use in the Field whether under IND or BLA.

          1.19    “Forecast” shall have the meaning set forth in Section 6.5.

          1.20    “Good Manufacturing Practice” or “cGMP” means the then current standards for the manufacture of biologicals, as set forth in the FD&C Act and applicable regulations and guidelines promulgated thereunder.

          1.21    “Gross Sales Revenue” means the sum of [ * ] from persons or entities due to or by reason of the sale, distribution or use of Finished Product in the Territory.  Sales of Finished Product intended for resale to Third Parties, and made internally among [ * ] shall not be deemed sales for purposes of calculating “Gross Sales Revenues” (however the resale by the recipient shall be included in the calculation of “Gross Sales Revenues”).

          1.22    “IND” means an Investigational New Drug Application as defined in the FD&C Act and applicable regulations and guidelines promulgated thereunder.

3.

          1.23    “Information” means available techniques and data relating to the Vaccine and including (but not limited to) practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological, non-clinical and clinical test data, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions.

          1.24    “Invention” means any patentable invention or discovery.

          1.25    “Kaketsuken Know-How” means any Information owned or Controlled by Kaketsuken either:  (a) as of the Effective Date; or (b) during the Term of this Agreement, that is useful or necessary in the clinical development, Regulatory Approval, commercialization, marketing or manufacture of the Vaccine for use in the Field in the Territory.

          1.26    “Kaketsuken Materials” means any Bulk Product, intermediate used in the production of Bulk Product, or any other biological materials that may be transferred by Kaketsuken to VaxGen with Kaketsuken’s consent, subject to the approval of the authority of Chiba Prefecture.

          1.27    “Kaketsuken Patents” means any Patents in force now, or coming into force during the term of this Agreement that are owned or Controlled by Kaketsuken or its Affiliates that cover the manufacture, use, sale, offer for sale or importation of the Vaccine in the Field and in the Territory.

          1.28    “Marketing Costs” means those Direct Costs incurred by VaxGen in the marketing, promotion and sale of [ * ] and shall include, without limitation: (a) the following costs [ * ]; (b) [ * ]; and (c) costs of [ * ], including, without limitation, [ * ].  Marketing Costs shall only be recoverable under this Agreement pursuant to Section 8.2(d).

          1.29    “Net Sales” means Gross Sales Revenue less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Gross Sales Revenue, or are paid or credited by [ * ] and not otherwise reimbursed:

                     (a)     credits for free goods, allowances, trade, cash and/or quantity discounts actually taken by the customer in such amounts as are customary in the trade;

                     (b)     any tax, excise, or other governmental charges upon or measured by the production, sales, transportation, delivery or use of said Finished Product contained therein;

                      (c)     transportation and insurance charges and discounts other than those described above;

                     (d)     fees paid to distributors, selling agents, group purchasing organizations, managed care entities and other non-affiliated Third Parties;

                     (e)     amounts repaid or credited by reason of rejections, recalls, destruction or returns or because of rebates or chargebacks; and

4.

                     (f)     taxes paid by VaxGen or its Affiliates to the United States Government or an instrumentality thereof under 42 U.S.C. 300 aa-1 et seq.  or other similar legislation, or to a state of the United States, insuring against liability arising out of the manufacture, use or sale of Finished Product by VaxGen or its Affiliates.

          1.30    “Operating Profit” means the profits resulting from commercial sales of the [ * ] and shall be equal to:  (a) Net Sales minus (b) the sum of [ * ].

          1.31    “Other Allowable Expenses” means those direct expenses [ * ] that are specifically attributable to the commercialization of the [ * ], and shall include, by way of example, and without limitation:  (i) the [ * ]; (ii) all [ * ] incurred to [ * ]; (iii) [ * ]; and (iv) [ * ].

          1.32    “Patent” means patents, applications for patent, provisional applications for patent, and any patents issuing therefrom (including any divisions, continuations, continued prosecution applications and continuations-in-part thereof), and reexamination certificates, reissue patents, patent extensions and patent term restorations.

          1.33    “Person” means an individual, corporation, partnership trust or unincorporated organization.

          1.34    “Product Labeling” means:  (a) the FDA full prescribing information for the Vaccine, including any required patient information; and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for the Vaccine.

          1.35    Quality Protocol”means an agreement that is mutually agreed by the Parties (and appended at Exhibit C), and that defines and details the cGMP quality and regulatory responsibilities and authority of VaxGen and Kaketsuken under this Agreement.

          1.36    “R&D Expenses” means the Direct Costs incurred by [ * ], in the conduct [ * ] of the Agreement[ * ].  “R&D Expenses” shall include the [ * ] incurred by [ * ] in carrying out the functions described in the previous sentence, including [ * ]. Any financial support received from [ * ] shall be [ * ]. In the event that [ * ].

          1.37    “Regulatory Agency” means any supranational, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity, responsible for the granting of any approvals, licenses, registrations or authorizations necessary for the commercial manufacture, use, storage, importation, export, transport or sale of the Vaccine in a regulatory jurisdiction.

          1.38    “Regulatory Approvals” means any approvals (including, but not limited to, BLA approval, labeling, pricing and reimbursement approvals), product, biologic and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, importation, export, transport or sale of the Vaccine in the Field in such regulatory jurisdiction.

5.

          1.39    “Regulatory and Manufacturing Development Expenses”means those Direct Costs incurred by Kaketsuken in supporting VaxGen’s non-clinical studies and human clinical trials of Vaccine in the Territory, including without limitation: (a) [ * ]; (b) [ * ]; (c) [ * ]; (d) [ * ].

          1.40    “Secondary Manufacture” or “Secondary Manufacturing” means the formulation, filling, finishing and packaging of Bulk Product to create Finished Product.

          1.41    “Specifications” means those specifications for Bulk Product and Finished Product (as the case may be) set forth on Exhibit A.

          1.42    “Steering Committee” shall have the meaning set forth in Section 2.3.

          1.43    “Term” means the period commencing on the Effective Date and ending, unless renewed per Section 16.1, on the tenth anniversary of the date of FDA marketing approval of the Vaccine.

          1.44    “Territory” means the United States.

          1.45    “Third Party” means any entity other than Kaketsuken or VaxGen and their respective Affiliates.

          1.46    “Transfer Price” shall have the meaning set forth in Section 8.1(b).

          1.47    “TSE” means transmissible spongiform encephalopathy.

          1.48    “United States” means the United States, its territories and possessions and the Commonwealth of Puerto Rico.

          1.49    “USDA” means the United States Department of Agriculture.

          1.50    “Vaccine” means that certain live, attenuated, cold-adapted smallpox vaccine incorporating the LC16m8 vaccinia virus strain, developed originally by Chiba.

          1.51    “VaxGen Know-How” means any Information owned or Controlled by VaxGen either:  (a) as of the Effective Date; or (b) during the term of this Agreement, that is useful or necessary in the clinical development, Regulatory Approval, commercialization, marketing or manufacture of the Vaccine for use in the Field in the Territory.

          1.52    “VaxGen Patents” means those Patents owned or Controlled, as of the Effective Date or thereafter, by VaxGen or its Affiliates that cover the manufacture, use, sale, offer for sale or importation of the Vaccine in the Field and in the Territory.

6.

ARTICLE 2

OVERVIEW

          2.1      Purpose.  The purpose of this Agreement is to establish a collaboration through which the Parties, collectively, shall manufacture Vaccine, conduct non-clinical and clinical trials, seek FDA Regulatory Approval and commercialize Vaccine in the United States in an expeditious manner.  The Parties may also collaborate with respect to the exchange of information and further licensing of intellectual property and conducting non-clinical and clinical trials so as to obtain Regulatory Approval outside of the United States in an effort to increase the number of people to whom the Vaccine may be administered.

          2.2      Commercial Principles.  The Parties intend that profits earned from commercial sales of the Finished Product pursuant to the terms of this Agreement shall be shared [ * ].  The Parties hereby agree that they will so order the commercial arrangements of the collaboration so as to be consistent with this principle.

          2.3      Steering Committee.  The Parties intend to facilitate the successful execution of activities under this Agreement primarily through a steering committee (the “Steering Committee”) which will have decision making authority with respect to, without limitation, the development, clinical trials, regulatory filing and commercialization of the Vaccine for the Territory. The Steering Committee shall be comprised of an equal number of representatives from each of VaxGen and Kaketsuken.  The Steering Committee shall meet telephonically or in person quarterly, or more often as the Parties mutually agree.  The Parties shall use commercially reasonable efforts and cooperate with one another in carrying out their respective obligations hereunder.

ARTICLE 3

LICENSES

          3.1      License Grant to VaxGen.

                     (a)     Subject to the conditions and limitations set forth in this Agreement, Kaketsuken hereby grants to VaxGen an exclusive license under Kaketsuken Patents, Kaketsuken Know-How (and Kaketsuken Inventions (pursuant to Section 11.1(b)) to use, develop, finish, have finished Bulk Product, and use, offer for sale and sell the Finished Product, in the Territory for use in the Field.  Notwithstanding the foregoing, Kaketsuken shall retain the exclusive ownership of Kaketsuken Patents, Kaketsuken Know-How and Kaketsuken Inventions, and Kaketsuken shall retain the exclusive right to manufacture Bulk Product.

                     (b)     Kaketsuken shall not grant to VaxGen the right to grant sublicenses, except the right to grant a sublicense to offer for sale and sell the Finished Product in the Territory in the Field with Kaketsuken’s prior written approval, which shall not be unreasonably withheld.

          3.2       Rights of First Refusal: Europe.     Kaketsuken hereby grants to VaxGen for the Term of this Agreement, a right of first refusal to acquire an exclusive license to develop and commercialize the Vaccine in Europe (or any country thereof) for use in the Field (“European Project”), as set forth in this Section 3.2.

7.

                     (a)     During the Term and before Kaketsuken grants to a Third Party any license for the European Project, except [ * ]  related entities, Kaketsuken shall provide to VaxGen in writing the opportunity to consider whether it is interested in acquiring the license for the European Project. Kaketsuken shall provide to VaxGen under a binder of confidentiality information and data and offer material terms of a license agreement concerning the European Project.

                     (b)     VaxGen shall have [ * ] following receipt of such information and terms of offer, in which to inform Kaketsuken in writing that it is so interested and accept the material terms of offer of the license agreement.

                     (c)     If VaxGen informs Kaketsuken that it is so interested, the Parties shall negotiate in good faith for [ * ] the details of the license agreement in accordance with the material terms of offer, which shall be set forth in either an executed license agreement or an executed legally binding letter of intent.

                     (d)     If VaxGen fails to notify Kaketsuken of its interest in writing within [ * ], or if the Parties fail to execute a binding agreement or letter of intent within [ * ], Kaketsuken may proceed to develop and commercialise the European Project with no further accountability to VaxGen for such opportunity.

                     (e)     In the case under Section 3.2(d) and if Kaketsuken offers an opportunity to a Third Party to consider a license agreement, Kaketsuken shall not offer terms objectively more favorable to the Third Party than those last offered to VaxGen. If and when Kaketsuken and such Third Party negotiate the terms of a license agreement and in the course of such negotiation the terms of the agreement vary from those last offered by Kaketsuken to VaxGen in that they are more favorable to the Third Party, then in such case, prior to entering into any binding agreement with such Third Party, Kaketsuken shall first provide VaxGen an opportunity to enter into that same agreement under the same revised terms. VaxGen shall have [ * ] following the offer of such opportunity in which to answer in writing whether or not it would accept the offer of the agreement.

                     (f)     In the case under Section 3.2(e) and if VaxGen fails to answer within [ * ] to the offer, Kaketsuken may proceed to develop and commercialise the European Project with no further accountability to VaxGen for such opportunity.

          3.3       Negotiation Rights:  Other Territories.  For the territories other than those of the Territory, Europe, Japan and Asia (“Other Territory”), Kaketsuken shall first seek the possibility of co-commercializing the Vaccine with VaxGen as its partner, if VaxGen offers conditions which Kaketsuken deems as substantially non-inferior to those offered by other entities and acceptable for Kaketsuken for co-commercializing.

8.

          3.4       Grant-back and Use of [ * ].

                     (a)     Where VaxGen [ * ], it shall then provide to Kaketsuken [ * ].  Kaketsuken shall keep all such [ * ] without prior written notice to VaxGen.

                     (b)     Notwithstanding Section 3.4(a), Kaketsuken [ * ] in its efforts to [ * ], and if Kaketsuken seeks to [ * ] it may [ * ].

                     (c)     Notwithstanding Section 3.4(a), if Kaketsuken wishes to [ * ], Kaketsuken may [ * ], and may [ * ], provided that Kaketsuken shall have first [ * ].

                     (d)     If Kaketsuken [ * ], it shall then provide to VaxGen [ * ] relevant to [ * ]. VaxGen shall maintain all such [ * ].

ARTICLE 4

NON-CLINICAL AND CLINICAL DEVELOPMENT

          4.1       Current Status.  Prior to the Effective Date, Chiba, and now Kaketsuken, have developed the Vaccine for commercialization and use in the Field in Japan.  In that regard, Chiba and Kaketsuken have conducted clinical trials and have filed for and received Regulatory Approval in Japan, and Kaketsuken is now in possession of the regulatory dossier and other Information used in connection with such Regulatory Approval.

          4.2       Development Roles in the Territory.  The Parties shall collaborate with respect to the development of the Vaccine in the Field in the Territory.  VaxGen shall be solely responsible for [ * ].  Kaketsuken shall be responsible for [ * ].  Kaketsuken shall also [ * ] upon VaxGen’s request.  In addition, Kaketsuken shall [ * ].

          4.3       Consent for Specific Development Program.  VaxGen shall [ * ]. In the event [ * ], they shall be conducted in the Territory in compliance with all legal and regulatory requirements of the Territory.  As sponsor of any clinical trials of the Vaccine in the Territory, VaxGen shall properly obtain informed consent from those participating as clinical trial subjects.  Further, VaxGen shall be solely responsible for disclosure of known risks of the Vaccine and shall provide appropriate FDA warnings to those dispensing and those receiving the Vaccine in the Field and the Territory.  Kaketsuken shall provide non-clinical, clinical and regulatory advice and consultation upon VaxGen’s reasonable request.

          4.4       Regulatory Applications.   VaxGen shall be responsible for preparing and filing and shall own the applications for Regulatory Approval of the Vaccine in the Territory, i.e. the IND, the BLA and the drug master file, but excluding any files and applications concerning the drug substance.  VaxGen will file all such applications in its own name and shall be responsible for prosecuting such applications.  Kaketsuken shall file (via VaxGen as an agent if required by the FDA), the drug substance master file and site information (IND stage) and other files describing the drug substance if required by the FDA at the BLA stage.  To support VaxGen in its Regulatory Approval efforts, Kaketsuken shall review and provide corrections to VaxGen’s draft IND, VaxGen’s IND amendments, drug master file, draft BLA and BLA Supplements as well as to their equivalents in areas other than the United States where Kaketsuken licenses VaxGen to seek marketing approval for the Vaccine.  Likewise, VaxGen shall review and provide corrections to the Kaketsuken drug substance master file and other regulatory documents to be filed with the FDA or other Regulatory Agencies in areas other than the US where Kaketsuken licenses VaxGen to seek marketing approval for the Vaccine.

9.

          4.5       Regulatory Meetings and Correspondence.  Notwithstanding anything herein to the contrary, VaxGen or its agent shall have exclusive responsibility for correspondence and for any official communications with the FDA or any other Regulatory Authority regarding the Vaccine in the Field in the Territory.

          4.6       Expenses.  VaxGen shall be responsible for [ * ] incurred by [ * ].  Such costs incurred [ * ] within [ * ] of receiving a written invoice [ * ]. VaxGen shall have [ * ] following receipt of written notification [ * ].  If VaxGen fails to [ * ] within [ * ], it shall be deemed that [ * ].

ARTICLE 5

MANUFACTURE AND SUPPLY OF MATERIALS FOR DEVELOPMENT PROGRAM

          5.1       Supply of Bulk Product and Finished Product For Development Program.  Kaketsuken shall manufacture and supply to VaxGen Finished Product or Bulk Product sufficient for VaxGen’s use to conduct non-clinical studies and clinical trials in the Territory, free of charge.  Such supply shall consist of:

          a)  [ * ], released under Japanese specifications for animal studies

          b)  [ * ], to support fill/finish process development

          c)  [ * ] that meets mutually agreed specifications and was produced under cGMP, for use in clinical trials.

Notwithstanding any other section, Kaketsuken’s obligation under this Section 5.1 shall be limited to the manufacture and supply of the materials detailed in Sections 5.1(a)-(c) above.  In the event VaxGen requires any amounts of Bulk Product or Finished Product over and above these amounts, the Parties shall meet and discuss the matter, with the understanding that [ * ].

ARTICLE 6

COMMERCIAL MANUFACTURE AND SUPPLY

          6.1       General Rights and Responsibilities of the Parties.

                      (a)     Kaketsuken shall have the exclusive right and obligation, using commercially reasonable efforts, to manufacture and supply VaxGen’s requirements for Bulk Product for Secondary Manufacture by VaxGen or its subcontractor, for commercial distribution and sale in the Territory.

10.

                     (b)     VaxGen shall have the right and obligation to use commercially reasonable efforts to perform or have performed all Secondary Manufacture of Bulk Product supplied by Kaketsuken, provided that prior written notice of subcontractors is supplied to Kaketsuken.

          6.2       General Principles.  The Parties shall closely coordinate their activities hereunder in order to:  (i) minimize the time of the Vaccine’s production cycle; (ii) minimize the time required to bring the Vaccine to market; (iii) maintain low production cost; and (iv) comply with cGMP in their manufacturing efforts.

          6.3       Kaketsuken Advisory Role.  Kaketsuken shall:  (i) deliver to VaxGen all available documentation regarding the manufacturing and quality control processes used by Kaketsuken in Secondary Manufacture; (ii) provide to VaxGen reasonable manufacturing expertise, advice and know-how in its possession and control and consultation services with respect to the manufacture and supply of the Finished Product; and (iii) transfer to VaxGen all Kaketsuken Know-How Information or Kaketsuken Materials necessary or useful to the Secondary Manufacture, in each case in order to effect the general principles in Section 6.2.

          6.4       Kaketsuken’s Production Capacity and Scale-Up.

                     (a)     The total amount of production of Bulk Product by Kaketsuken less the amount of Bulk Product used by Kaketsuken for its internal demand shall be considered the “Capacity Limit”, and the total production amount, the amount of internal demand and the Capacity Limit of each year shall be mutually decided by the Parties. Kaketsuken’s obligations to supply VaxGen’s requirements of Bulk Product are limited to amounts within this Capacity Limit, subject to Section 6.4(b).

                     (b)     In the event that VaxGen determines that its requirements for Bulk Product exceed the Capacity Limit, and provided that:  i) VaxGen delivers to Kaketsuken written notice [ * ] to its requested delivery date of such additional Bulk Product; and ii) the Parties have exchanged such assurances and put in place such risk sharing and risk mitigation measures as are consistent with good business judgment, then Kaketsuken agrees that it shall scale-up production of the Bulk Product, in an amount to be mutually agreed by the Parties.

          6.5       Forecasting.

                     (a)     No later than [ * ] before delivery of Bulk Product is needed, VaxGen shall present to Kaketsuken a [ * ] forecast for Bulk Product based on the anticipated market demand for the Vaccine in the Territory for each quarter and, on acceptance by Kaketsuken, the forecast shall become an agreed forecast between the Parties (“Forecast”).  The Forecast shall be updated [ * ].  The [ * ] of the Forecast will be a firm commitment to purchase Bulk Product (the “Firm Order”) and projections for the [ * ] of such forecast shall represent VaxGen’s good faith estimates of future purchase amounts.  VaxGen agrees to purchase all Bulk Product supplied by Kaketsuken in accordance with a Firm Order and accepted by VaxGen pursuant to Section 6.10.

                     (b)     In the event that VaxGen decreases or cancels a Firm Order for a given quarter, Kaketsuken shall use commercially reasonable efforts to wind down or reduce any manufacturing then occurring or planned to produce doses of the applicable Bulk Product, and VaxGen shall reimburse Kaketsuken for all [ * ] by Kaketsuken in the manufacture and supply of Bulk Product in fulfilling its obligation to meet the Firm Order.

11.

          6.6       Failure to Supply.

                     (a)     In the event that Kaketsuken reasonably believes that it will fall short of its obligations to manufacture Bulk Product under a Forecast for a given quarter by [ * ], it shall give prompt written notice of such belief to VaxGen.

                     (b)     In the event: Kaketsuken fails on [ * ] in [ * ] to deliver to VaxGen [ * ] of VaxGen’s Firm Order for Bulk Product for a given quarter (“Supply Disruption”), except when such Supply Disruption is the result of Force Majeure as defined in Section 18.3; or Kaketsuken is unable to or declines to scale-up production capacity as agreed between the Parties in accordance with Section 6.4(b) (and where VaxGen has supplied the required notice under such Section 6.4(b)) (“Capacity Shortage”);or if the Parties mutually agree that it is otherwise in their best interests that VaxGen undertake some or all of the manufacture of Bulk Product for sale in the Territory the following shall occur:

                               (i)     Kaketsuken shall use its reasonable[ * ] best efforts to obtain the requisite consents from Chiba Prefecture, the Japanese Government and any and all other authorities for technology transfer of all relevant Information, Kaketsuken Know-How, Kaketsuken Materials and other technology necessary or useful for the commercial manufacture of Bulk Product for the Territory, to VaxGen or to its contract manufacturer.

                               (ii)     Kaketsuken shall, upon VaxGen’s request, and to the extent under Kaketsuken’s Control, make available to VaxGen or its contract manufacturer for Bulk Product, and grant the right to use, all relevant Information, Kaketsuken Know-How, Kaketsuken Materials and other technology necessary or useful to the commercial manufacture of Bulk Product for the Territory, provided that Kaketsuken obtained the consents as described in  (i) above.

                               (iii)     Kaketsuken shall [ * ]; and

                               (iv)     With respect to all doses of Vaccine that Kaketsuken is no longer supplying to VaxGen in Bulk Product form based upon the mutual agreement of the Parties pursuant to this Section 6.6(b), VaxGen shall not be obligated to pay to Kaketsuken the Transfer Price set forth in Section 8.1 with respect to such doses, but instead shall owe to Kaketsuken the amounts set forth in Section 8.3.

          6.7       Facilities.  Kaketsuken agrees to undertake the capital investment and staffing commitments and to take all other actions necessary to enable it to meet its manufacturing and supply obligations hereunder, including the establishment of new facilities or remodeling of existing facilities, and validating and obtaining licensure for such facility for such manufacture and supply.  VaxGen agrees to undertake, or to cause its contract manufacturer to undertake, the capital investment and staffing commitments and to take all other actions necessary to enable it to meet its fill/finish Secondary Manufacturing obligations hereunder, including the establishment of new facilities or remodeling of existing facilities, and validating and obtaining licensure for such facility for such Secondary Manufacture.

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          6.8       Specifications.  Kaketsuken shall manufacture and supply Bulk Product and Finished Product for the specific development program in accordance with the applicable Specifications.  Kaketsuken shall manufacture and supply Bulk Product for commercial supply to VaxGen in accordance with the applicable Specifications, cGMP, and/or any requirements mutually agreed upon by the Parties, VaxGen Quality Standards as described in the Quality Protocol, and other relevant governmental laws, rules and regulations.  VaxGen shall, or shall cause its Third Party fill/finish contract manufacturer, to conduct all Secondary Manufacture in accordance with the applicable Specifications, cGMP, VaxGen Quality Standards as described in a relevant Quality Protocol, as appropriate, and other relevant governmental laws, rules and regulations in the Territory.

          6.9       Delivery and Shipment.  Kaketsuken shall provide VaxGen with all information needed to enable VaxGen to obtain import permits, USDA permits and CDC permits for the Bulk Product and Finished Product. Kaketsuken shall be responsible for labeling and packaging such Bulk Product and Finished Product consistent with exportation, importation and carrier guidelines.  VaxGen shall be responsible for obtaining in a timely fashion the appropriate importation permits.  Finished Product and Bulk Product shall be shipped [ * ] site.  Each lot of Bulk Product or Finished Product so received shall be accompanied by an official certificate of analysis attesting that such lot meets the relevant Specifications.  Each lot will be shipped labeled as “Quarantine”, unless Kaketsuken has been notified in writing, prior to shipment, of an alternative shipment designation by VaxGen Quality Assurance.  A copy of the certificate of analysis, as well as other relevant documentation (as specified in Exhibit C) will be supplied to VaxGen Quality Assurance prior to shipment.

          6.10    Acceptance and Rejection.

                     (a)     Any lot of Finished Product or Bulk Product released to VaxGen by Kaketsuken hereunder shall be received and accepted by VaxGen subject to inspection, testing by VaxGen or its designated agent to ensure that such lot meets the applicable Specifications and complies with the warranties provided in this Agreement.  VaxGen shall be allowed a maximum of [ * ] from the date of receipt of all relevant documents (as set forth in the Quality Protocol), after being translated into English, or [ * ] after receipt of the lot, which ever is later, (“Inspection Period”) to provide written notice to Kaketsuken of VaxGen’s acceptance or rejection of any portion or all of that lot.  If VaxGen does not deliver such written notice to Kaketsuken by the end of the Inspection Period, VaxGen shall be deemed to have accepted the shipment.  Kaketsuken shall, as soon as is commercially feasible and after completion of any corrective actions that are reasonably identified by a VaxGen quality investigation and accepted by Kaketsuken, replace the rejected quantity of Vaccine, subject to Section 6.10(b) and Section 6.10(c).

                     (b)     Promptly following any rejection by VaxGen of a lot of Vaccine based upon reviewing it against the Specifications and warranties, Kaketsuken can determine whether the rejected lot conformed to the applicable Specifications and warranties.  If Kaketsuken does not agree with VaxGen on the test results, the Parties shall select a mutually acceptable independent laboratory to carry out tests on representative samples from the rejected portion of the lot for the purposes of determining appropriate payment liability.  The determination of the independent laboratory shall be binding on both Parties, and shall determine VaxGen’s obligations to pay for, or Kaketsuken’s obligations to replace, the lot in question.  However, VaxGen Quality Assurance is solely responsible for releasing any lot of Vaccine for its intended use, as described in the Quality Protocol.

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                     (c)     If it is determined, either by the Parties’ mutual agreement or by such independent laboratory, that the rejected lot of Vaccine did not conform to the applicable Specifications and/or warranties, Kaketsuken shall, as promptly as is commercially reasonable, replace such rejected lot with a conforming lot as provided in Section 6.10(a) above.  [ * ]  Rejected lots shall be disposed of [ * ] in accordance with Kaketsuken’s instructions and VaxGen’s quality assurance procedures.

                     (d)     In the event that VaxGen has paid the Transfer Price to Kaketsuken for Vaccine which Kaketsuken agrees or the independent laboratory determines does not conform to the Specifications and warranties, VaxGen shall receive a credit to its account for such amounts actually paid to Kaketsuken for such non-conforming Vaccine[ * ].

                     (e)     If the independent laboratory determines that the rejected lot did conform to the Specifications and warranties[ * ].

ARTICLE 7

REGULATORY ISSUES

          7.1     Compliance.

                     (a)     Kaketsuken shall obtain and maintain, and shall require all of its contractors to obtain and maintain, all necessary permits, registrations and licenses required to manufacture and supply Bulk Product and/or Finished Product under this Agreement.  Kaketsuken shall, and shall require all of its agents to manufacture and handle Bulk Product and/or Finished Product manufactured and supplied by Kaketsuken hereunder in accordance with all laws, rules and regulations promulgated by the applicable Regulatory Agency, and in compliance with cGMP, and/or any requirements mutually agreed upon by the parties, and the Quality Protocol.

                     (b)     VaxGen, or its Third Party fill/finish contract manufacturer, shall obtain and maintain all necessary permits, registrations and licenses required to manufacture Finished Product under this Agreement.  VaxGen shall manufacture, and/or require its agents and licensees to manufacture, Finished Product in accordance with all applicable federal, state and local laws, government regulations, and in compliance with cGMP.

          7.2     Audits By VaxGen.  VaxGen shall have the right during normal business hours and upon reasonable notice to Kaketsuken, to inspect and audit in a reasonable manner Kaketsuken’s manufacturing and other facilities in order to ensure its compliance with its obligations under Section 7.1(a), including the inspection and audit of all batch records and lot release records for all lots of Bulk Product and Finished Product supplied by Kaketsuken hereunder.  VaxGen will perform such an audit [ * ] according to VaxGen vendor qualification procedures.  VaxGen’s Quality Department retains the right to inspect or audit Kaketsuken on a “for cause” basis as a result of any product quality investigation or suspected failure of Kaketsuken to meet its obligations.   VaxGen will notify Kaketsuken of an impending “for cause” audit in writing and will schedule the audit at the first available opportunity for VaxGen personnel.  Kaketsuken shall use commercially reasonable efforts to obtain for VaxGen substantially similar audit rights from its contractors hereunder.

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          7.3     Regulatory Audits.

                     (a)     Kaketsuken shall allow, and shall require all of its contractors to allow, representatives of the FDA and any other Regulatory Agency with jurisdiction over the manufacture, marketing and distribution of the Product in a relevant territory to tour and inspect all facilities utilized by Kaketsuken and its contractors in the manufacture, testing, packaging, storage, and shipment of Vaccine sold under this Agreement, and shall cooperate with such representatives in every reasonable manner.  Kaketsuken shall promptly notify VaxGen of any impending inspection (prior notice) or of the arrival of FDA representatives, or other Regulatory Agency at Kaketsuken (no prior notice), and shall allow representatives of VaxGen to be present at the facilities so inspected.  Kaketsuken shall provide VaxGen with a copy of any FDA Form 483 notices of adverse findings, establishment inspection reports (EIRs), regulatory letters (e.g. Warning Letters) or similar notifications it receives from any other governmental authority setting forth adverse findings or non-compliance with any applicable laws, regulations or standards relating to the Vaccine within [ * ] of its own receipt thereof.  Kaketsuken shall also provide VaxGen with a copy of its proposed written response to such governmental authority before submission and shall incorporate any changes thereto which VaxGen may reasonably request.

                     (b)     For regulatory inspections that are not specifically related to the manufacture, testing, packaging, storage, or distribution of the Vaccine under this Agreement, but may impact activities performed pursuant to this agreement, Kaketsuken will promptly notify VaxGen of the impending inspection.  Kaketsuken will provide, either in a redacted form or in written summary form, copies of any regulatory notice of adverse findings.  Where specific findings may directly impact the quality of the Vaccine supplied under this Agreement, Kaketsuken will provide VaxGen with a proposed written response before submission to the authority and shall incorporate any changes thereto which VaxGen may reasonably request.

          7.4     Quality Protocol.  As required by cGMP, VaxGen has sole responsibility for assuring the quality and releasing any Bulk Product manufactured by Kaketsuken for VaxGen’s use.  The roles and responsibilities of both Kaketsuken and VaxGen under cGMP are specifically defined in the Quality Protocol attached at Exhibit C.  The Quality Protocol has been approved by the responsible Quality and Regulatory officials of both Kaketsuken and VaxGen. The Parties shall fully comply with the obligations and responsibilities as set forth in the Quality Protocol.

ARTICLE 8

TRANSFER PRICE; PROFIT SHARING; OTHER PAYMENTS

          8.1     Transfer Price.

                     (a)     In consideration of Kaketsuken’s supply of Bulk Product to VaxGen for commercial use, VaxGen shall pay Kaketsuken a transfer price.

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                     (b)     The Parties agree that for the Term of this Agreement the transfer price for Bulk Product shall be [ * ] (the “Transfer Price”).

                     (c)     The first Transfer Price for each US-dose equivalent [ * ] of Bulk Product having a titer sufficient to meet US standards [ * ]  supplied by Kaketsuken to VaxGen hereunder for commercial use is provisionally set at [ * ] (the “Provisional Transfer Price”), equating to [ * ].

                     (d)     The Parties understand that [ * ], and that, as [ * ] it may be necessary to [ * ].  The Parties agree that [ * ], they will meet and agree in good faith upon [ * ].

                     (e)     The Transfer Price shall be subject to an annual adjustment upon each anniversary of the Effective Date to account for [ * ].   Such adjusted Transfer Price shall be the Transfer Price for the following calendar year (e.g., an adjustment in March 2004 is applicable to 2005 calendar rates), subject to further adjustment on the following anniversary of the Effective Date.

                     (f)     All payments due under this Section 8.1 shall be made within [ * ] of VaxGen’s receipt of Bulk Product.

                    (g)     At any time, either Party may request an adjustment to the Transfer Price, based on reasonable grounds, including without limitation, material changes in the economic, marketing and regulatory environments or in manufacturing costs that affect the transactions described in this Agreement.  In such an event, the Parties shall meet and negotiate such new Transfer Price in good faith, governed by the terms in Section 8.1(b).

          8.2     Profit Sharing.

                     (a)     During the Term, for as long as Kaketsuken supplies Bulk Product to VaxGen for commercial sale, VaxGen and Kaketsuken shall share in all Operating Profit in the ratio: [ * ] VaxGen; [ * ] Kaketsuken.  Within [ * ] of the end of each of the [ * ] and within [ * ] of the end of the [ * ] calendar quarter of each of VaxGen’s fiscal years following the First Commercial Sale, VaxGen shall report to Kaketsuken its Gross Sales Revenue and Net Sales derived therefrom and the basis of calculation of such Net Sales, as well as [ * ] factored into the computation of Operating Profit and accrued during such quarter with respect to the Vaccine.  VaxGen shall make payment to Kaketsuken of Kaketsuken’s share of such Operating Profit with each such quarterly report[ * ].  The reports and payments for the [ * ] of each fiscal year may include reconciliations and year-end adjustments with respect to previous quarters.

                     (b)     Upon first commercial sale, the Parties shall mutually agree as to a certain Net Sales volume target (the “Sales Target”) for sales of the Vaccine for the [ * ].  VaxGen shall recoup its [ * ], and Kaketsuken shall recoup its [ * ] (collectively, “Development Expenses”), up to that date on a [ * ] over such [ * ] on a per unit basis as a function of the following:  [ * ]. VaxGen [ * ] incurred after the First Commercial Sale shall be considered an [ * ] and deducted from Net Sales to calculate Operating Profit.  In the event that Kaketsuken has [ * ] after First Commercial Sale, the Parties shall meet and agree in good faith via the Steering Committee whether to [ * ].  After the First Commercial Sale, the parties will meet and agree in good faith upon a revised Sales Target if necessary.

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                     (c)     In the event that Operating Profit as defined in Section 1.30 is [ * ] in a particular quarter[ * ].

                     (d)     In the event that Operating Profit as defined in Section 1.30) is [ * ] in a particular quarter, costs attributed to [ * ] during such quarter and calculated according to GAAP shall be reimbursed to the Parties from Net Sales in the following order:

                              (i)          First, [ * ]

                              (ii)        Then, [ * ]

                              (iii)       Then [ * ]

                              (iv)        Then [ * ]

                              (v)         Then, in equal absolute amounts, each Parties’ [ * ] above until one Party has received the appropriate quarterly reimbursement.

                               (vi)        Any remaining balance shall be applied to the partial reimbursement of the other Party’s [ * ], and any unreimbursed amount remaining shall be carried over to the next quarter and reimbursed prior to any reimbursement of [ * ] in such quarter.

                     (e)     In any given quarter, the [ * ] deduction in calculating Operating Profit shall not exceed [ * ] without the prior approval of the Steering Committee.

                     (f)     For the avoidance of doubt, only those [ * ] directly and specifically related to [ * ] shall be deducted from Net Sales in calculating at Operating Profit per Section 8.2 (a).

                     (g)     Kaketsuken shall be responsible for [ * ].

          8.3     Royalty and Tech Transfer Payments.  In the event VaxGen or its contract manufacturer manufactures Bulk Product, VaxGen shall pay to Kaketsuken [ * ]. In such event, VaxGen shall not pay Kaketsuken any Transfer Price for such Bulk Product, nor share with Kaketsuken any Operating Profit.  VaxGen shall pay Kaketsuken a [ * ] payable upon [ * ] of VaxGen’s or its contract manufacturer’s manufacturing site, as well as [ * ].

ARTICLE 9

PROMOTION AND MARKETING; TRADEMARKS

          9.1     VaxGen’s Sales. VaxGen shall have the exclusive right to commercialize the Vaccine in the Field in the Territory.  As appropriate, VaxGen may consult Kaketsuken with respect to the prices for the Vaccine, provided that VaxGen shall solely determine the pricing of the Vaccine in the Territory.

          9.2     Vaccine Trademark.  VaxGen shall consult in good faith with Kaketsuken prior to VaxGen determining what trademark to use with the Vaccine for sales in the Territory (the “Vaccine Trademark”).  VaxGen shall register and maintain registration of the Vaccine Trademark in the Territory, and shall pay for [ * ].  VaxGen shall determine in its sole discretion what action, if any, to take in response to the infringement, or threatened infringement of such trademark.

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          9.3     Promotional Materials.  VaxGen will provide review copies of promotional materials to Kaketsuken and will take Kaketsuken’s comments into account during the finalization of such materials.  After such consultation, VaxGen will file all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including but not limited to, journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements, and sales reminder aids intended for use or used by VaxGen in connection with any promotion of the Vaccine in the Territory (“Product Promotional Materials”) with the FDA.  VaxGen shall own all right, title and interest in and to the Product Promotional Materials, including all copyrights appurtenant thereto.

          9.4     Trade Dress, Logos, and the Like.  VaxGen shall be the sole owner of all trade dress, logos, slogans, designs and copyrights specifically developed for or used on or in connection with the Vaccine in the Territory.

ARTICLE 10

CONFIDENTIAL INFORMATION

          10.1    Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential, and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, any Information and other information and materials furnished to it by the other Party pursuant to this Agreement or any Information developed during the course of the activities performed hereunder (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

                     (a)     was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party, as evidenced by the prior written records of the receiving Party;

                     (b)     was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                     (c)     became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party, and other than through any act or omission of the receiving Party in breach of this Agreement;

                     (d)     was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                     (e)     was independently developed by employees of the receiving Party who had no knowledge of or access to the Confidential Information of the other Party.

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          The non-disclosure and non-use obligations under this Section 10.1 shall terminate upon the later of:  (i) [ * ] following the expiration or termination of this Agreement, or (ii) [ * ] from the Effective Date.

          10.2    Authorized Disclosure.

                     (a)     Each Party may disclose Confidential Information hereunder to the extent such disclosure is allowed under Section 10.1.  Each Party may disclose Confidential Information as is reasonably necessary in sublicensing its rights, (and, in the case of Kaketsuken, provided that Kaketsuken first offered VaxGen the opportunity to obtain a license pursuant to Section 3.2 and Section 3.3 prior to sublicensing such rights), to the extent such sublicensing is permitted under this Agreement, or in prosecuting or defending litigation, or in complying with applicable governmental regulations, provided, however, that if a Party is required by law or regulation to make any such disclosures of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example in the event of medical emergency) give reasonable advance notice to the other Party of such disclosure requirement (e.g., filings with the Securities and Exchange Commission and stock markets) and, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, unless in the judgment of such disclosing Party’s legal counsel such Confidential Information is legally required to be fully disclosed.

                     (b)     In addition, and with prior notice to the other Party of each Third Party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions at least as protective as those of this Article 10, Confidential Information to any Third Party for the purpose of carrying out the purposes of this Agreement.  Nothing in this Article 10 shall restrict any Party from using for any purpose in accordance with this Agreement any Confidential Information independently developed by it during the course of conducting hereunder, or from using Confidential Information that is specifically derived from non-clinical or clinical trials to carry out marketing, sales or professional services support functions as is customary in the pharmaceutical industry.

          10.3    Publicity.  The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release to be mutually agreed to by the Parties.  Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.  In this regard, the Parties recognize that VaxGen is a publicly-held company, and that VaxGen will need to provide information regarding the status of the Vaccine to the investment community from time to time, subject to the procedures set forth in the preceding sentence.  The Parties acknowledge that VaxGen will be obligated to file a redacted copy of this Agreement with the U.S. Securities and Exchange Commission.

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ARTICLE 11

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

          11.1    Ownership.

                     (a)     Subject to the licenses granted hereunder, Kaketsuken shall solely own all right, title and interest in the Kaketsuken Know-How and Kaketsuken Patents, and VaxGen shall solely own all right, title and interest in the VaxGen Know-How and VaxGen Patents.

                     (b)     Kaketsuken shall own all Inventions and Information discovered, generated, conceived or reduced to practice solely by one or more employees or consultants of Kaketsuken during the Term of and pursuant to the Agreement (“Kaketsuken Inventions”).  Kaketsuken shall also retain sole ownership and exclusive rights to patent of all Inventions, improvements or materials that are developed and approved in the Territory under Article 5 and Article 4.

                     (c)     VaxGen shall own all Inventions discovered, generated, conceived, or reduced to practice solely by one or more employees or consultants of VaxGen during the Term of and pursuant to the Agreement, subject to Section 11.1(b) (‘‘VaxGen Inventions”).  VaxGen shall [ * ], provided that Kaketsuken obtains VaxGen’s prior written approval, not to be unreasonably withheld.

                     (d)     Subject to Section 11.1(b) and (c), Inventions or improvements conceived or reduced to practice during the Term and pursuant to the Agreement jointly by both Parties shall be [ * ].

          11.2    Patent Prosecution.   Kaketsuken shall have the sole right, but not the obligation, to file applications for, prosecute and maintain the Kaketsuken Patents.  VaxGen shall have the sole right, but not the obligation, to file applications for, prosecute and maintain the VaxGen Patents.  VaxGen shall have the first right, but not the obligation to file applications for, prosecute and maintain patents on Joint Inventions in the Territory.  In the event VaxGen chooses not to so file an application, prosecute or maintain a patent on a Joint Invention, it shall inform Kaketsuken in writing, at which time Kaketsuken shall have the right to file an application for, prosecute and maintain the patent on such Joint Inventions.

          11.3    Enforcement Rights.

                     (a)     If either Party learns of any infringement or threatened infringement by a Third Party of the VaxGen Patents and/or the Kaketsuken Patents, in each case, in the Field and in the Territory, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such misappropriation or infringement.

                     (b)     VaxGen shall have the right, but not the obligation, to institute, prosecute and control [ * ] any action or proceeding with respect to infringement of any VaxGen Patents, Joint Patents or Kaketsuken Patents in the Field and in the Territory, by counsel of its own choice.  Kaketsuken shall have the right[ * ] to be represented in any such action by counsel of its own choice.  If VaxGen fails to bring an action or proceeding or otherwise take appropriate action in VaxGen’s discretion to abate such infringement in the Field and in the Territory within a period of

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[ * ] of notice by Kaketsuken to VaxGen requesting such action, Kaketsuken will have the right, but not the obligation, to bring and control any such infringement action relating to the VaxGen Patents, Joint Patents or the Kaketsuken Patents by counsel of its own choice.  VaxGen will cooperate with Kaketsuken in any such action or proceeding brought by Kaketsuken against a Third Party, and shall have the right to consult with Kaketsuken and to participate in and be represented by independent counsel in such litigation at its own expense.  If one Party brings any such action or proceeding under this Section 11.3(b), the other Party agrees to be joined as a party plaintiff to the extent necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit.  Any amounts recovered by either Party pursuant to this Section 11.3(b) shall first be used to reimburse the Parties for any legal expenses incurred pursuant to such enforcement, and any remaining amounts shall be paid [ * ] to the enforcing Party and [ * ] to the non-enforcing Party.

                     (c)     The Party that controls the prosecution of a given action under this Section 11.3 shall also have the right to control settlement of such action.

          11.4    Defense and Settlement of Third Party Claims.  If a Third Party asserts that a patent, trade secret, or other intangible right owned by it is infringed or misappropriated by the manufacture, use, sale, or offer for sale of the Vaccine in the Field and in the Territory, then the Parties shall meet and discuss in good faith the Parties’ responsibilities and strategy for the defense or settlement of such Third Party claim.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

          12.1    Mutual Representations and Warranties.  Each of the Parties hereby represents and warrants to the other Party as follows:

                     (a)     such Party:  (i) is a corporation or institute duly organized, validly existing and in good standing under the laws of the state or prefecture in which it is incorporated; (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

                     (b)     this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.  Each Party expressly represents and warrants that it has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby;

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                     (c)     such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective Patents and know-how in the Field in the Territory which would conflict with the rights granted to the other Party hereunder; and

                     (d)     it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.  Each Party expressly represents and warrants that it owns (in whole or in part) or Controls all intellectual property that is the subject of the licenses and rights granted to the other Party herein.

          12.2    Kaketsuken Representations and Warranties.  Kaketsuken represents and warrants to VaxGen as follows:

                     (a)     that to the best of its knowledge as of the Effective Date, the manufacture, use, importation, offer for sale or sale of the Vaccine as contemplated hereunder does not infringe any Third Party intellectual property right in the Territory;

                     (b)     that to the best of its knowledge as of the Effective Date, all and only the true inventors of the subject matter claimed are named in the Kaketsuken Patents and all such inventors have irrevocably assigned all their rights and interests therein to Kaketsuken;

                     (c)     that with respect to all regulatory filings to obtain Regulatory Approvals, the data and information in Kaketsuken’s submissions are and will be, to the best of Kaketsuken’s knowledge, free from fraud or material falsity, that the data and information in Kaketsuken’s submissions are and will be accurate and reliable for purposes of supporting approval of the submissions;

                     (d)     that all Bulk Product manufactured by Kaketsuken and/or supplied to VaxGen for commercial sale under this Agreement:  (a) will conform to the applicable Specifications, cGMP and/or any requirements mutually agreed upon by the Parties; (b) will not be adulterated or misbranded within the meaning of any applicable U.S. or other governmental law, rule, order or regulation; and (c) will comply with all U.S. laws, regulations, rules, standards, FDA approvals, registrations or permits, and all other regulatory permits, approvals and licenses applicable to the manufacture and supply of such Bulk Product;

                     (e)     Finished Product supplied to VaxGen for clinical and non-clinical purposes under this Agreement will conform to the applicable Specifications and any requirements mutually agreed upon by the Parties; and,

                     (f)     that it has sufficient rights to and interest in the Kaketsuken Materials and the intellectual property relating to the composition and manufacture of the Vaccine to grant to VaxGen the rights set forth hereunder without infringing any Third Party rights.

          12.3    VaxGen’s Responsibility for Registration.   During the term of the Agreement, VaxGen shall use its Best Efforts [ * ] in [ * ] and [ * ] in [ * ], from the date of this Agreement, and shall create and maintain competent and appropriate number of staff in divisions of regulatory affairs, production, R&D organization for this purpose.  In this context, “Best Efforts” means the same level of effort as VaxGen would make to promote any major vaccine originated or sold by VaxGen, with competent and appropriate number of staff in the divisions.  VaxGen shall keep Kaketsuken advised of general market, economic, and regulatory development that may affect the development and sale of the Vaccine.

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          12.4    Kaketsuken’s Responsibility for Registration.  During the Term of the agreement, Kaketsuken shall provide appropriate levels of resource to enables it to provide in a timely fashion other consultation and consents provided for in this Agreement, and specifically those requested pursuant to Section 4.3.

ARTICLE 13

COMPETITIVE TRANSACTIONS

          13.1    VaxGen shall not, for a period of five (5) years after termination of this Agreement, develop, to file for obtain regulatory approval, sell, commercialize and/or otherwise deal in the any product having a similar activity to the Vaccine, and shall not during the term of this Agreement develop, sell, commercialize and/or otherwise deal in any products which substantially compete with, or adversely affect, the sales or commercialization of the Vaccine in the Territory or Other Territory agreed including Europe, without the prior written consent of Kaketsuken.

          13.2    The restriction under Section 13.1 shall be waived under the following circumstances:

                     (a)     Termination of this Agreement by VaxGen for Kaketsuken’s uncured material breach.

                     (b)     A determination by the FDA that the Vaccine is not approvable in the Territory.

ARTICLE 14

INFORMATION AND REPORTS

          14.1    Records.  Each Party agrees to keep complete and accurate records of its other activities carried out pursuant to this Agreement.  Kaketsuken agrees to maintain all records according to cGMP requirements and to provide copies of relevant records, as described in the Quality Protocol, for VaxGen review and approval (where applicable). VaxGen and Kaketsuken shall disclose and make available to each other upon written request and free of charge all such records directly concerning Vaccine in the Field and in Territory at any time during the Term.

          14.2    Complaints.  Each Party shall maintain a record of all complaints it receives with respect to the Vaccine regardless of whether the complaint pertains to the use of the Vaccine within or outside of the Territory.  Each Party shall notify the other Party of any complaint pertaining to Vaccine quality or with regulatory implications received by it in sufficient detail and within two (2) business days after receipt of such complaint.   The Parties shall investigate and respond to product quality complaints pursuant to the procedures set forth in the Quality Protocol.

23.

          14.3    Adverse Drug Experiences.  To the extent either Party receives any information regarding adverse drug experiences related to the use of the Vaccine, whether such use is within or outside of the Territory, such Party shall promptly provide the other Party with such information in accordance with: (a) the Vaccine Adverse Event Reporting Form set forth in Exhibit B; and (b) the Global Drug Safety Agreement as drafted and agreed to by the Drug Safety/Pharmacovigilance Departments of the two Parties.

          14.4    Records of Revenues and Expenses.  VaxGen will maintain complete and accurate records which are relevant to revenues, costs, expenses and payments under this Agreement, and such records shall be open during reasonable business hours for a period of [ * ] from the creation of individual records for examination at  Kaketsuken’s expense, and not more often than [ * ] each Calendar Year, by an independent certified public accountant selected by Kaketsuken and reasonably acceptable to VaxGen for the sole purpose of verifying for Kaketsuken the correctness of calculations and classifications of such revenues, costs, expenses or payments made under this Agreement.  In the absence of material shortfalls [ * ] in any request for reimbursement resulting from such audit, the accounting expense shall be paid by Kaketsuken.  If material shortfalls do result, VaxGen shall bear the accounting expense.  [ * ]  Any records or accounting information received from VaxGen shall be Confidential Information for purposes of Article 10.  Results of any such audit shall be provided to both Parties, subject to Article 10.

ARTICLE 15

INDEMNIFICATION

          15.1    Indemnification by VaxGen.  Except as set forth in Section 15.2, VaxGen shall indemnify, defend and hold Kaketsuken and its directors, officers, employees, agents and Affiliates harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys’ fees (collectively “Liabilities”) which: (a) arise from any claim, lawsuit or other action by a Third Party caused by the manufacture, storage, distribution, marketing, sale or use of Bulk Product (furnished to VaxGen) or Finished Product; or (b) arise from VaxGen’s or it’s Affiliates’ or sublicensees’ negligent or willful acts or omissions; or (c) arise out of, relate to or result from the breach by VaxGen of any of its representations or warranties contained within this Agreement .  VaxGen shall acquire and maintain for the term of this Agreement adequate clinical trials, product liability insurance, other appropriate insurance and/or  government indemnification (to the extent available) to meet its indemnification obligations hereunder.  VaxGen shall name Kaketsuken as a co-insured on all such policies.  Kaketsuken shall have the right to review and inspect such policies and government indemnification arrangements (if any) upon reasonable written notice.  If VaxGen fails, as determined objectively, to maintain adequate product liability insurance and government indemnification (if any), it shall be considered a material breach of this agreement.

          15.2    Indemnification by Kaketsuken.  Except as set forth in Section 15.1, Kaketsuken shall indemnify, defend and hold VaxGen and its directors, officers, employees, agents and Affiliates harmless from and against any Liabilities which:  (a) arise from Kaketsuken’s or it’s Affiliates’ or sublicensees’ negligent or willful acts or omissions; or  (b) which arise out of, relate to or result from the breach by Kaketsuken of any of its representations or warranties contained within this Agreement.

24.

          15.3    Indemnification Procedures.  A Party which intends to claim indemnification under Section 15.1 or Section 15.2 hereof (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of its directors, officers, employees, agents and Affiliates intend to claim such indemnification.  The Indemnitee shall permit, and shall cause its directors, officers, employees, agents and Affiliates to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights.  No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor, and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee, its directors, officers, employees, agents and Affiliates shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by the provisions of this Article 15.  The Indemnitee shall have the right, not the obligation, to be represented by counsel of its own selection and expense.

          15.4    Payment of Damages.

                     (a)     Any Liability for which an Indemnitor is or may become liable under Section 15.1 or Section 15.2 shall be paid first from any funds available through the Vaccine Injury Compensation Program (“VICP”) established pursuant to 42 U.S.C. 300 aa-1 et seq. or other similar state or federal legislation, if applicable.

                     (b)     Any Liabilities not subject to subsection (a) above shall be the responsibility of the Indemnitor.

          15.5    Limitation of Liability.  Except as expressly provided hereunder, neither Party shall be liable to the other for indirect, incidental, special or consequential damages arising out of any of the terms or conditions of this Agreement or with respect to its performance hereunder, whether or not foreseeable, except where such damages were caused by gross negligence or willful misconduct of a Party.

ARTICLE 16

TERM AND TERMINATION

          16.1    Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect for a period of ten (10) years and shall be renewable by mutual agreement of the Parties.

          16.2    Termination for Material Breach.  Subject to the provisions of this Section 16.2, if either Party (the “Breaching Party”) shall have committed a material breach of this Agreement and such material breach shall remain uncured and shall be continuing for a period of [ * ] following receipt of notice thereof by the other Party (the “Non-Breaching Party”), or if such breach is not cured during the applicable notice period, because the Breaching Party fails to make good faith efforts to cure such breach, then the Non-Breaching Party shall have the right to terminate this Agreement by written notice to the Breaching Party.  Any such notice of alleged material breach shall include a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting and/or relating to each such alleged material breach by the other Party.

25.

          16.3    Termination by VaxGen.  VaxGen may terminate this Agreement in whole or in part on sixty (60) days written notice, in the event that the FDA does not approve the Vaccine for commercial sale in the Territory within four (4) years from the effective date of this agreement.

          16.4    Termination by Kaketsuken.  Kaketsuken may terminate this Agreement in whole or in part:

                     (a)     on sixty (60) days notice if the FDA does not approve the Vaccine for commercial sale in the Territory within four (4) years from the effective date of this agreement.;

                     (b)     on thirty (30) days written notice, for VaxGen’s failure to make payments due Kaketsuken hereunder; or

                     (c)     on sixty (60) days written notice, at any time for failure on VaxGen’ part to share documents and Information as required under this Agreement, which would constitute a material breach of this Agreement, noting that this Agreement contains mutual obligations to share Information, and such a failure on Kaketsuken’s part would also constitute a material breach of the Agreement.

          16.5    Bankruptcy.  This Agreement may be terminated by either Party upon at least [ * ] prior written notice thereof if the other Party becomes insolvent, makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party, or has a receiver or trustee appointed for all or substantially all of its property, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [ * ] after the filing thereof.   In case of termination by Kaketsuken for VaxGen’s bankruptcy, Kaketsuken shall recover  those materials fully owned by Kaketsuken, and may seek recovery of any money owed to Kaketsuken by VaxGen pursuant to federal United States bankruptcy code.

          16.6    Effect of Termination and Expiration.

                     (a)     Upon expiration of this Agreement [ * ] by one Party to the other Party under this Agreement shall [ * ].  VaxGen shall [ * ].  Kaketsuken shall [ * ].

                     (b)     Upon Kaketsuken’s termination of this Agreement for VaxGen’s uncured material breach, [ * ] VaxGen under this Agreement by Kaketsuken shall [ * ].  VaxGen shall [ * ] to Kaketsuken [ * ].

                     (c)     Upon VaxGen’s termination of this Agreement for Kaketsuken’s uncured material breach, [ * ] Kaketsuken under this Agreement shall [ * ].  VaxGen shall retain ownership of the drug masterfile, BLA and trademark for the Vaccine.

26.

                     (d)     For any termination or expiration of this Agreement, any and all claims and payment obligations that accrued prior to the date of such termination or expiration shall survive, and each Party shall, within [ * ] of such termination or expiration, return all of the other Party’s Confidential Information.

          16.7    Vaccine Inventory.  Upon termination or expiration of this Agreement, VaxGen may sell any unsold Finished Product within [ * ] after termination or expiration of this Agreement, in which case the terms of this Agreement or such of them as are relevant shall continue to operate until [ * ] or the [ * ] expires, whichever first occurs.

          16.8    Surviving Rights.  The following provisions will survive expiration or termination of this Agreement as follows :  Articles 10, 11, 12, 14, 15, 16, and 17.

ARTCILE 17

DISPUTE RESOLUTION; GOVERNING LAW

          17.1    Disputes.

                     (a)     The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17 if and when a dispute arises under this Agreement.

                     (b)     Unless otherwise specifically recited in this Agreement, disputes between the Parties shall first be discussed by the Steering Committee.  If such a dispute cannot be resolved in [ * ], it shall be referred by written notice to the respective executive officers of the Parties designated below or their designees, for attempted resolution by negotiations within [ * ] after such notice is received.  The designated officers are as follows:

                               For VaxGen:                Chief Executive Officer of VaxGen, Inc.

                               For Kaketsuken:           President of Kaketsuken

                     (c)     In the event such designated officers are unable to resolve such dispute, within [ * ], either Party shall then be permitted to submit the dispute to final and binding arbitration conducted in the English language.  All such disputes, controversies or differences which may arise between the Parties hereto, out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in either Tokyo or Osaka (as shall be mutually agreed), Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association.  The award rendered by the arbitrator(s) shall be final and binding upon the Parties hereto.  For purposes of clarification, the Parties agree neither to initiate nor to reopen any disputed matter in a court proceeding following arbitration, but may use the assistance of the courts only to enforce an arbitration award.  VaxGen and Kaketsuken shall equally share the out-of-pocket costs of said arbitration, including the fees for the arbitrators, except that VaxGen and Kaketsuken each shall pay its respective expenses for legal representation and expert witnesses, if any.

27.

          17.2    Governing Law.  This Agreement shall be governed by and interpreted under the laws of the country of Japan.

ARTICLE 18

MISCELLANEOUS

          18.1    Assignment.  Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition nor similar reorganization or the sale of all or substantially all of its assets, or, the sale or transfer of substantially all of their vaccine business.  This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be needed; provided, however, that this Agreement may not be assigned or transferred to an acquiring corporation which has a product that competes directly in the Field with the Vaccine, consistent with the provisions of Section 13.1; and further provided, that in the event of such merger, reorganization or sale, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.

          This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

          18.2    Consents Not Unreasonably Withheld or Delayed.  Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, unless specifically otherwise provided.

          18.3    Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, acts of terrorism, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and has given the other Party prompt notice describing such event, the effect thereof and the actions being taken to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

          18.4    Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

28.

          18.5    Notices.  All notices hereunder shall be in writing and shall be deemed to have been served properly if:  (a) delivered personally; (b) delivered by facsimile transmission (receipt verified); (c) telexed; (d) mailed by registered or certified air mail (return receipt requested) postage prepaid; or (e) sent by express courier service and properly addressed, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).  Facsimile and telex transmissions shall be deemed received on the first business day following a confirmed transmission, and a mailed notice or document shall be deemed received on the fifth (5th) business day following the date of posting.

If to VaxGen:	VaxGen, Inc.
1000 Marina Boulevard
Brisbane, California 94005-1841
Attention: Chief Executive Officer
Telephone: (650) 624-1002
Facsimile: (650) 624-1003

With copies to:	Cooley Godward LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Attention: Barbara A. Kosacz
Telephone: (650) 843-5818
Facsimile: (650) 849-7400

If to Kaketsuken:	Kaketsuken
1-6-1 Okubo, Kumamoto-shi
Kumamoto 860-8568, Japan
Attention:
Telephone:
Facsimile:

          With copies to:

          18.6    Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or any other of such Party’s rights or remedies provided in this Agreement.

          18.7    Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then:  (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

29.

          18.8    Headings.  The Articles and Sections headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the Articles or Sections paragraphs to which they apply.

          18.9    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          18.10   Entire Agreement; Amendments.  This Agreement, including all Exhibits attached thereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter thereof, and supersede and terminate all prior agreements and understandings between the Parties with respect to such subject matter.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter thereof other than as set forth therein.  No subsequent alteration, amendment, change or addition to the Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.  The Agreement, including without limitation the Exhibits and attachments thereto, are intended to define the full extent of the legally enforceable undertakings of the Parties thereto with respect to the subject matter thereof, and no promise or representation, written or oral, which is not set forth explicitly is intended by either Party to be legally binding.  Both Parties acknowledge that in deciding to enter into the Agreement and to consummate the transaction contemplated thereby neither Party has relied upon any statement or representations, written or oral, other than those explicitly set forth therein.

          18.11   Independent Contractors.  The status of the Parties under this Agreement shall be that of independent contractors.  Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority.  Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

          18.12   Currency.  The references in this Agreement to amounts expressed in dollars ($) shall mean United States dollars.

          18.13   English Language.  This Agreement has been drafted in the English language, and the English language shall control its interpretation.

30.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

31.

          IN WITNESS WHEREOF, Kaketsuken and VaxGen have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VAXGEN	KAKETSUKEN

By: /s/ Lance Gordon	By: /s/ Kyoji Uchino

Name: Lance Gordon	Name: Kyoji Uchino

Title: Chief Executive Officer	Title: Director General, President

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

32.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A

VACCINE SPECIFICATIONS

Bulk Product Specifications

              [ * ]

Finished Product Specifications

              [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT B

VACCINE ADVERSE EVENT REPORTING

VACCINE ADVERSE EVENT REPORTING SYSTEM 24 Hour Toll Free Information 1-800-822-7967 P.O. Box 1100, Rockville, MD 20849-1100 PATIENT IDENTITY KEPT CONFIDENTIAL	For CDC/FDA Use Only VAERS Number _________________ Date Received _____________________
Patient Name:	Vaccine administered by (Name):	Form completed by (Name):

Last	First	M.I.	Responsible	Relation to Patient	☐ Vaccine Provider	☐ Patient/Parent
Physician	☐ Manufacturer	☐ Other
Address	Facility Name/Address	address (if different from patient or provider)

City	State	Zip	City	State	Zip	City	State	Zip
Telephone no. (____) _____________________	Telephone no. (____) _______________________	Telephone no. (____) _____________________

1. State	2. County where administered	3.	Date of birth	4.	Patient age	5. Sex	6. Date form completed
/ /	☐ M ☐ F	/ /
mm dd yy	mm dd yy
7. Describe adverse events(s) (symptoms, signs, time course) and treatment, if any	8.	Check all appropriate:
☐ Patient died	(date	/ /	)
☐ Life threatneing illness	mm dd yy
☐ Required emergency room/doctor visit
☐ Required hospitalization (_ _ _ _ _ _ _days)
☐ Resulted in prolongation of hospitalization
☐ Resulted in permanent disability
☐ None of the above
9. Patient recovered ☐ YES ☐ NO ☐ UNKNOWN	10.	Date of vaccination	11.	Adverse event onset
12. Relevant diagnostic tests/laboratory data	/ /	/ /
mm dd yy	mm dd yy
AM Time _ _ _ _ _ _ _ PM	AM Time _ _ _ _ _ _ _ PM
13.	Enter all vaccines given on date listed in no. 10
Vaccine (type)	Manufacturer	Lot number	Route/Site	No. Previous Doses
a. ______________________	________________________	________________________	________________________	________________________
b. ______________________	________________________	________________________	________________________	________________________
c. ______________________	________________________	________________________	________________________	________________________
d. ______________________	________________________	________________________	________________________	________________________

14. Any other vaccinations within 4 weeks prior to the date listed in no. 10
Vaccine (type)	Manufacturer	Lot number	Route/Site	No. Previous Doses	Date given
a. __________________	___________________	___________________	___________________	___________________	___________________
b. __________________	___________________	___________________	___________________	___________________	___________________

15. Vaccinated at:	16. Vaccine purchased with:	17. Other medications
☐ Private doctor’s office/hospital	☐ Military clinic/hospital	☐ Private funds	☐ Military funds
☐ Public health clinic/hospital	☐ Other/unknown	☐ Public funds	☐ Other/unknown
18. Illness at time of vaccination (specify)	19. Pre-existing physician-diagnosed allergies, birth defects, medical conditions(specify)
20.	Have you reported this adverse event previously?	☐ No	☐ To health department	Only for children 5 and under
☐ To doctor	☐ To manufacturer	22. Birth weight	23. No. of brother and sisters
_ _ _ _ _ _ _ lb. _ _ _ _ _ _ oz.
21.	Adverse event following prior vaccination (check all applicable, specify)	Only for reports submitted by manufacturer/Immunization project
Adverse Event	Onset Age	Type Vaccine	Dose no. in series	24. Mfr./imm. proj. report no.	25. Date received by mfr./imm.proj.
☐	In patient	_________	_________	_________	_________
☐	In brother	_________	_________	_________	_________	26. 15 day report?	27. Report type
or sister	_________	_________	_________	_________	☐ Yes ☐ No	☐ Initial ☐ Follow-Up

Health care providers and manufacturers are required by law (42 USC 300aa-25) to report reactions to vaccines listed in the Table of Reportable Events Following Immunization Reports for reactions to other vaccines are voluntary except when required as a condition of immunization grant awards.

Form VAERS-1(FDA)

ii.

EXHIBIT C
QUALITY PROTOCOL

(There was no Exhibit C attached to the final signature document.)

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

iii.